EXHIBIT  3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

MOSCOW CABLECOM CORP.

__________________________________________________

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

                        Moscow CableCom Corp. (formerly known as Andersen Group, Inc.), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL") (hereinafter called the "Corporation" or the "Company"), hereby certifies as follows:

                        FIRST:  the Corporation hereby amends its Certificate of Incorporation as follows:

1.         The Certificate of Incorporation shall be amended by deleting, in its entirety, the first paragraph of the "FOURTH" section thereof and replacing it with the following:

"FOURTH:  The total number of shares of stock that the Corporation shall have authority to issue is (i) forty million (40,000,000) shares of common stock, $.01 par value (herein referred to as "Common Stock"), (ii) eight hundred thousand (800,000) shares of Series A Cumulative Convertible Preferred Stock, $.01 par value (hereinafter referred to as the "Series A Stock"), and (iii) twenty five million (25,000,000) shares of Series B Convertible Preferred Stock, $.01 par value (herein referred to as the "Series B Stock").  The Common Stock shall have the terms, preferences and rights set forth in the "EIGHTH" section of this Certificate of Incorporation, the Series B Stock shall have the terms, preferences and rights set forth in the "ELEVENTH" section of this Certificate of Incorporation and the Series A Stock shall have the terms, preferences and rights set forth below in this "FOURTH" section:"

2.         The Certificate of Incorporation shall be amended by deleting, in its entirety, the "EIGHTH" section thereof and replacing it with the following:

"EIGHTH:         The Common Stock shall have the following terms, preferences and rights:

1.         Dividend Rights.  The Common Stock shall be entitled to receive dividends as set forth in subsection 1 of the "FOURTH" section of this Certificate of Incorporation.

2.          Liquidation, Dissolution, Winding Up.

(a)        Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, that is commenced on or prior to the fourth anniversary of the closing under the Series B Convertible Preferred Stock Subscription Agreement dated August 26, 2004, between the Company and Columbus Nova Investments VIII Ltd., as amended (the "Subscription Agreement"), upon completion of the distribution to the holders of Series A Stock required by subsection 4 of the "FOURTH" section of this Certificate of Incorporation (the "Series A Stock Liquidation Preference"), if there are assets of the Company remaining after satisfaction in full of the Series A Stock Liquidation Preference, the holders of shares of Series B Stock shall be entitled, before any assets of the Company shall be distributed among or paid over to the holders of shares of Common Stock, to be paid $5.00 per share (the "Series B Stock Liquidation Preference").  If, upon such liquidation, dissolution or winding up, the distributable assets of the Company remaining after satisfaction in full of the Series A Stock Liquidation Preference shall be insufficient to permit payment in full of the Series B Stock Liquidation Preference, then all such remaining assets shall be distributed ratably among the holders of shares of Series B Stock.  If there are assets of the Company remaining after satisfaction in full of the Series A Stock Liquidation Preference and the Series B Stock Liquidation Preference, then the holders of shares of Common Stock shall be entitled, before any assets of the Company shall be distributed among or paid over to the holders of shares of Series B Stock (other than payment of the Series B Stock Liquidation Preference as aforesaid), to be paid $5.00 per share (the "Common Stock Liquidation Preference").  If the distributable assets of the Company remaining after payment of the Series A Stock Liquidation Preference and the Series B Stock Liquidation Preference shall be insufficient to permit payment in full of the Common Stock Liquidation Preference, then all such remaining assets shall be distributed ratably among the holders of shares of Common Stock.  Following the payment of the full amount of (i) the Series A Stock Liquidation Preference in respect of all outstanding shares of Series A Stock, (ii) the Series B Stock Liquidation Preference in respect of all outstanding shares of Series B Stock and (iii) the Common Stock Liquidation Preference in respect of all outstanding shares of Common Stock, all remaining assets of the Company available for distribution to stockholders shall be distributed ratably among the holders of Series B Stock and holders of Common Stock on a pari passu basis.

(b)        Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, that is commenced after the fourth anniversary of the closing under the Subscription Agreement, upon satisfaction in full of the Series A Stock Liquidation Preference, all remaining assets of the Company available for distribution to stockholders shall be distributed ratably among the holders of Series B Stock and holders of Common Stock on a pari passu basis.

3.         Redemption.  The Common Stock is not redeemable.

4.         Voting Rights.  The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, subject to subsection 3 of the "FOURTH" section of this Certificate of Incorporation, at all elections of directors of the Corporation each stockholder shall be entitled to as many votes in person or by proxy as shall equal the number of the shares of stock entitled to vote standing registered in such stockholder's name, multiplied by the number of  directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them as such stockholder may see fit.  Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.  This subsection may not be amended except by a vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock.

5.            Voting with Holders of Series B Stock.  Except as otherwise provided herein or by law, the holders of shares of Common Stock and holders of shares of Series B Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Company."

3.         The Certificate of Incorporation shall be amended by inserting the following new "ELEVENTH" section:

"ELEVENTH:         The Series B Stock shall have the following terms, preferences and rights:

1.                  Dividends and Distributions.  The holders of the Series B Stock shall be entitled to receive, when and as declared by the Board of Directors dividends (whether payable in cash, securities or otherwise) and any other distributions pari passu with the Common Stock.

2.                  Redemption.  The Series B Stock is not redeemable.

3.                  Voting Rights.

(a)         Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the holders of shares of the Series B Stock:

(i)          shall be entitled to vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock;

(ii)         shall have such other voting rights as are specified in the Certificate of Incorporation or as otherwise provided by Delaware law; and

(iii)         shall be entitled to receive notice of any stockholders' meeting in accordance with the Certificate of Incorporation and bylaws of the Company.

For purposes of the voting rights set forth in this subsection 3(a), each share of Series B Stock shall have a number of votes equal to the quotient (rounded to the nearest five decimal places) of $5.00 divided by the closing bid price of one share of Common Stock reported in The Nasdaq Stock Market for the last complete trading session prior to the date on which the closing under the Subscription Agreement occurs; provided, however, that a share of Series B Stock shall not be entitled to a greater number of votes than the number of votes to which a share of Common Stock shall be entitled.   Notwithstanding the foregoing, if the holders of shares of Series B Stock are entitled to vote as a separate class with respect to any matter, each share of Series B Stock shall, for purpose of such vote, be entitled to one vote on such matter.

(b)         In addition to any right to a class vote provided by law, the holders of shares of Series B Stock shall be entitled to a class vote in the event of any amendment to the Company's certificate of incorporation that creates a new class of shares equal or senior to the Series B Stock or changes an existing class of shares into a class equal or senior to the Series B Stock.

4.                  Liquidation, Dissolution and Winding Up.  Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Series B Stock shall have the rights set forth in subsection 2 of the "EIGHTH" section of this Certificate of Incorporation.

5.                  Conversion.

(a)               The holder of shares of Series B Stock shall have the right, at its option, to convert one or more of such shares into fully paid and nonassessable shares of Common Stock of the Company at any time and from time to time after the date of issuance, at the rate of one share of Common Stock for each one share of Series B Stock or at the rate that results from the making of any adjustment specified in paragraph (e) hereof (the number of shares of Common Stock issuable at any time, giving effect to all prior adjustments pursuant to paragraph (e) hereof, if any, in exchange for one share of Series B Stock being hereinafter called the "Series B Stock Conversion Rate").

(b)               The Series B Stock shall be convertible at the office of any transfer agent of the Company, and at such other office or offices, if any, that the Board of Directors may designate, into fully paid and nonassessable shares of Common Stock at the Series B Stock Conversion Rate.

(c)               In order to convert shares of Series B Stock into shares of Common Stock pursuant to the right of conversion set forth in paragraph (a), the holder thereof shall surrender the certificate or certificates representing Series B Stock, duly endorsed to the Company or in blank, at any office herein above mentioned and shall give written notice to the Company at said office that such holder elects to convert the same, stating in such notice the name or names in which such holder wishes the certificate or certificates representing shares of Common Stock to be issued. The Company shall, within five business days, deliver at said office to such holder of Series B Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash to which such holder shall be entitled in lieu of fractional shares in an amount equal to the same fraction of the Market Price (as hereinafter defined) of a whole share of Common Stock on the business day preceding the day of conversion.  Shares of Series B Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Stock surrendered for conversion, the Company shall issue and deliver to, or upon the written order of, the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Series B Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to the rights of the shares of Series B Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

(d)               The issuance of certificates for shares of Common Stock upon the conversion of shares of Series B Stock shall be made without charge to the converting stockholder for any original issue or transfer tax in respect of the issuance of such certificates and any such tax shall be paid by the Company. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or has established to the satisfaction of the Company that such tax has been paid.

(e)               The Series B Stock Conversion Rate shall be subject to the following adjustments:

(i)                  If the Company shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a lesser number of shares, or  issue by reclassification of its shares of Common Stock any shares of the Company, the Series B Stock Conversion Rate in effect immediately prior thereto shall be adjusted so that the holders of Series B Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or been entitled to receive after the happening of any of the events described above if such shares of Series B Stock had been converted immediately  prior to the happening of such event on the day upon which such  subdivision, combination or reclassification, as the case may be, becomes effective.

(ii)                In case the Company shall effect a reorganization, shall merge with or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or  business and, pursuant to the terms of such reorganization, merger, consolidation or disposition of assets, shares of stock or other securities, property or assets of the Company, successor or transferee or an affiliate thereof or cash are to be received by or distributed to the holders of Common Stock, then each holder of Series B Stock shall be given a written notice from the Company informing each holder of the terms of such reorganization, merger, consolidation, or disposition of assets and of the record date, thereof for any distribution pursuant thereto, at least ten days in advance of such record date, and each holder of Series B Stock shall have the right thereafter to receive, upon conversion of such Series B Stock, the number of shares of stock or other securities, property or assets of the Company, successor or transferee or affiliate thereof or cash receivable upon or as a result of such reorganization, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock equal to the Series B Stock Conversion Rate immediately prior to such event, multiplied by the number of shares of Series B Stock as may be converted. The provisions of this subparagraph (ii) shall similarly apply to successive reorganizations, mergers, consolidation or dispositions of assets.

(iii)               If a state of facts shall occur that, without being specifically controlled by the provisions of this paragraph (e), would not in the reasonable opinion of the Board of Directors fairly protect the conversion rights of the Series B Stock in accordance with the essential intent and principles of such provision, then the Board of Directors of the Company shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

(iv)              All calculations under this paragraph (e) shall be made to the nearest one-thousandth of a share.

(v)                Whenever the Series B Stock Conversion Rate shall be adjusted pursuant to this paragraph (e), the Company shall forthwith cause to be delivered to each holder of Series B Stock, a notice setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the new Series B Stock Conversion Rate, accompanied by a letter of a firm of independent certified public accountants (which may be the regular auditors of the Company) of recognized national standing selected by the Board of Directors of the Company, stating that such firm has reviewed the relevant provisions of this subsection 5 and the Company's calculation of the new Series B Stock Conversion Rate. In the case referred to in subparagraph (ii), such notice shall be issued describing the amount and kind of stock, securities, property or assets or cash that shall be receivable upon conversion of the Series B Stock after giving effect to the provision of such subparagraph (ii).

(vi)              The Company shall provide the holders of the Series B Stock prompt notice of any tender or exchange offer made to holders of the Common Stock or Series A Stock to the extent such offer is subject to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(f)                 The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purposes of effecting the conversion of Series B Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series B Stock at the time outstanding. The Company shall take at all times such corporate action as shall be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of Series B Stock in accordance with the provision hereof, free from all taxes, liens, charges and security interests with respect to the issue thereof. The Company will, at its expense, use its best efforts to cause such shares of Common Stock to be listed (subject to issuance or notice of issuance) on all stock exchanges, if any, on which the Company's Common Stock may become listed.

(g)               No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of Series B Stock, but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of the Market Price of a whole share of Common Stock on the business day preceding the day of conversion.

(h)               For purposes of this subsection 5:

(i)                  "Market Price" of a share of Common Stock on any day shall mean the average closing price of a share of Common Stock for the 15 consecutive trading days preceding such day on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average closing price of a share of Common Stock for the 15 consecutive trading days preceding such day on the NASDAQ/National Market Systems, or if the shares of Common Stock are not publicly traded, the Market Price for such day shall be the Series B Stock Conversion Amount or the book value of a share of Common Stock of the Company as disclosed in the last balance sheet of the Company regularly prepared by the Company, whichever is higher.

(ii)                "Series B Stock Conversion Amount" shall mean at any applicable date, the amount equal to the quotient resulting from dividing $5.00 by the Series B Stock Conversion Rate in effect on such date for the Series B Stock.

6.                  Stock Stated Value. The entire consideration received by the Company upon issuance of the Series B Stock shall be allocated to capital surplus.

7.                  Shares Surrendered. Any shares of Series B Stock redeemed, purchased or otherwise reacquired, or surrendered for conversion shall be canceled and restored to the status of authorized but unissued shares of preferred stock of the Company, but shall not thereafter be reissued as shares of Series B Stock.

8.                  Reports to Holders. The Company shall transmit to the holders of the Series B Stock copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Securities and Exchange Commission may from time to time by rules and regulations prescribe) that the Company may be required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, including, without limitation, its Annual Reports to Shareholders, its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. If the Company is not required to file such information the Company shall transmit to the holders of the Series B Stock, within 15 days after it would have been required to file such information with the Securities and Exchange Commission, financial statements, including any notes thereto, prepared in accordance with generally accepted accounting principles, reasonably comparable to that which the Company would have been required to include in such annual reports, information, documents or other reports if the Company were subject to the reporting requirements of the Securities Exchange Act of 1934, as amended."

            SECOND:  Resolutions were duly adopted by unanimous written consent of the directors of the Corporation pursuant to Section 228 and Section 242 of the GCL setting forth the above-mentioned amendments to the Certificate of Incorporation and declaring said amendments to be advisable.  The above-mentioned amendments to the Certificate of Incorporation where then authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of shareholders pursuant to Sections 222 and 242 of the GCL.

                        IN WITNESS WHEREOF, MOSCOW CABLECOM CORP. has caused this Certificate of Amendment to its Certificate of Incorporation to be duly executed in its corporate name this 30th day of December, 2004.

                                                                        MOSCOW CABLECOM CORP.

                                                                        By: _/s/ Andrew M. O'Shea______
                                                                              Name: Andrew M. O'Shea
                                                                              Title: Chief Financial Officer